UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             SRA INTERNATIONAL, INC.
                             -----------------------
                                (Name of Issuer)


                CLASS A COMMON STOCK, PAR VALUE $0.004 PER SHARE
                ------------------------------------------------
                         (Title of Class of Securities)


                                    78464R105
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  2 of 14
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
                                                                ----------------
Beneficially            (6)     Shared Voting Power             975,290
                                                                ----------------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ----------------
Reporting Person        (8)     Shared Dispositive Power        975,290
                                                                ----------------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  975,290
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  3 of 14
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 75, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
                                                                ----------------
Beneficially            (6)     Shared Voting Power             975,290
                                                                ----------------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ----------------
Reporting Person        (8)     Shared Dispositive Power        975,290
                                                                ----------------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  975,290
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  4 of 14
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GapStar, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
                                                                ----------------
Beneficially            (6)     Shared Voting Power             975,290
                                                                ----------------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ----------------
Reporting Person        (8)     Shared Dispositive Power        975,290
                                                                ----------------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  975,290
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  5 of 14
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAPCO GmbH & Co. KG
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Germany

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
                                                                ----------------
Beneficially            (6)     Shared Voting Power             975,290
                                                                ----------------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ----------------
Reporting Person        (8)     Shared Dispositive Power        975,290
                                                                ----------------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  975,290
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  6 of 14
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAPCO Management GmbH
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Germany

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
                                                                ----------------
Beneficially            (6)     Shared Voting Power             975,290
                                                                ----------------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ----------------
Reporting Person        (8)     Shared Dispositive Power        975,290
                                                                ----------------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  975,290
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               CO

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  7 of 14
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
                                                                ----------------
Beneficially            (6)     Shared Voting Power             975,290
                                                                ----------------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ----------------
Reporting Person        (8)     Shared Dispositive Power        975,290
                                                                ----------------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  975,290
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      2.4%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  8 of 14
          ---------


This Amendment No. 2 to Schedule 13G is filed by the undersigned to amend and restate in its entirety the Schedule 13G dated February 14, 2003, as amended by Amendment No. 1 to Schedule 13G dated as of February 14, 2005, with respect to the shares of Class A Common Stock, par value $0.004 per share, of SRA International, Inc. (the "Company").

Item 1.    (a)      NAME OF ISSUER

           SRA International, Inc.

           (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           4350 Fair Lakes Court
           Fairfax, Virginia  22033

Item 2.    (a)      NAMES OF PERSONS FILING

           General Atlantic LLC ("GA")
           General Atlantic Partners 75, L.P. ("GAP 75")
           GapStar, LLC ("GapStar")
           GAPCO GmbH & Co. KG ("KG")
           GAPCO Management GmbH ("GmbH Management")
           GAP Coinvestment Partners II, L.P. ("GAPCO II", and together with GA, GAP 75, GapStar, KG and GmbH Management, the
           "Reporting Persons")

           (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

           c/o General Atlantic Service Company, LLC
           3 Pickwick Plaza
           Greenwich, CT 06830

           (c)      CITIZENSHIP

           GA -- Delaware
           GAP 75 -- Delaware
           GapStar -- Delaware
           KG -- Germany
           GmbH Management -- Germany
           GAPCO II -- Delaware

           (d)      TITLE OF CLASS OF SECURITIES

           Class A Common Stock, par value $0.004 per share (the "Shares")

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  9 of 14
          ---------


           (e)      CUSIP NUMBER

                       78464R105

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of December 31, 2005, GA, GAP 75, GapStar, KG, GmbH Management and GAPCO II each owned of record no Shares, 801,568 Shares, 63,283 Shares, 1,597 Shares, no Shares and 108,842 Shares, respectively, or 0.0%, 2.0%, 0.1%, 0.0%, 0.0% and 0.3%, respectively, of the issued and outstanding Shares. GA is the general partner of GAP 75 and the sole member of GapStar. The Managing Directors of GA are Steven A. Denning (Chairman), William E. Ford (President), Peter L. Bloom, Mark
           F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C. Hodgson, Braden R. Kelly, Rene M. Kern, Marc F. McMorris, Matthew Nimetz, Franchon M. Smithson, Tom C. Tinsley, Phillip P. Trahanas, and Florian Wendelstadt (collectively, the "GA Managing Directors"). The general partners of GAPCO II are GA Managing Directors. KG is the general partner of GmbH Management. Messrs. Denning and Hodgson are shareholders of GmbH Management. Mr. Denning is a director of the Company. By virtue of the fact that (i) GA is the general partner of GAP 75 and the sole member of GapStar,
           (ii) the GA Managing Directors are also general partners authorized and empowered to vote and dispose of the securities held by GAPCO II and (iii) the GA Managing Directors are authorized and empowered to vote and dispose of the securities held by KG and GmbH, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 2005, each of the Reporting Persons may be deemed to own beneficially an aggregate of 975,290 Shares or 2.4% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 975,290 Shares that may be deemed to be owned beneficially by each of them. (1)

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.


-------------------------
(1) As of February 6, 2006, each of the Reporting Persons ceased to beneficially own any Shares.

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page 10 of 14
          ---------


Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           See Item 4.

Item 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

Item 10.   CERTIFICATION

           Not applicable.


                      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page 11 of 14
          ---------


                                   SIGNATURES


                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2006

                                   GENERAL ATLANTIC LLC


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GENERAL ATLANTIC PARTNERS 75, L.P.


                                   By:  General Atlantic LLC
                                        its General Partner


                                        By:  /s/ Thomas J. Murphy
                                             ----------------------------------
                                             Name:   Thomas J. Murphy
                                             Title:  Attorney-in-Fact


                                   GAPSTAR, LLC


                                   By:  General Atlantic LLC
                                        its Sole Member


                                        By:  /s/ Thomas J. Murphy
                                             ----------------------------------
                                             Name:   Thomas J. Murphy
                                             Title:  Attorney-in-Fact


                                   GAPCO GMBH & CO. KG


                                   By:  GAPCO Management GmbH
                                        its General Partner


                                        By:  /s/ Matthew Nimetz
                                             ----------------------------------
                                             Name:   Matthew Nimetz
                                             Title:  Managing Director

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page 12 of 14
          ---------


                                   GAPCO MANAGEMENT GMBH


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director


                                   GAP COINVESTMENT PARTNERS II, L.P.


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact